Exhibit 10.4
July 31, 2012
Mr. Bart McCain
6981 Kenwood Avenue
Dallas, Texas 75214

Re: Amendment to Employment Letter
Dear Bart
This letter agreement (the “Amendment Agreement”) amends that certain employment letter between you and Penson Financial Services, Inc. (the “Company”) dated as of June 12, 2006 (the “Employment Letter”).
You and the Company have agreed to amend the terms and conditions of the Employment Letter in order to update certain terms and conditions of your employment. Accordingly, you and the Company hereby agree that, effective June 5, 2012, the Employment Letter shall be amended as follows:

1.
Job Title. Your job title is Execute Vice President and Chief Financial Officer of the Company. In addition, you shall serve as interim Chief Financial Officer of Penson Worldwide, Inc. (“PWI”). You shall report to the Chief Executive Officer of the Company and, so long as you serve as Chief Financial Officer of PWI, to the Chief Executive Officer of PWI.

2.	Compensation. Your annual base salary will be $275,000.

3.
Severance. If your employment with the Company is terminated by the Company for a reason, other than cause, you will be entitled to severance compensation equal to six months’ of your current base salary. If you are terminated for cause, you will not be entitled to any severance compensation.

4.
Right to Advice of Counsel. You acknowledge that you have had the right to consult with counsel and you are fully aware of your rights and obligations under the Employment Letter and this Amendment Agreement.

5.
Remaining Terms. Except for the amendment set forth in this Amendment Agreement, all of the other terms of the Employment Letter shall remain in full force and effect. This Amendment Agreement does not modify or affect your at-will employment status, which means that you or the Company may terminate your employment relationship at any time for any reason, with or without cause.

PENSON FINANCIAL SERVICES, INC.

By:/s/ Bryce Engel
Name: Bryce Engel
Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:
By:/s/ Bart McCain
Name: Bart McCain